Rockefeller Capital Management
Code of Ethics

July 2021

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Diversity and Inclusion ............................................................................................34

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The Code Applies To All Of Us

Rockefeller Capital Management LP has adopted this Code of Ethics (the “Code”) to set forth the values, principles and practices that guide the business conduct of our Firm and our Supervised Persons. The Code provides an overview of expected conduct in a number of key areas. It is not a comprehensive set of requirements, but rather a supplement to be read together with the Firm’s existing policies and procedures which are posted on the Firm’s intranet.

Rockefeller Capital Management LP is the holding company of various operating subsidiaries, including (i) Rockefeller Financial LLC, (ii) Rockefeller & Co. LLC, (iii) Rockefeller Trust Company, N.A., and (iv) The Rockefeller Trust Company (Delaware) (collectively, “Rockefeller” or the “Firm”).

Rockefeller Financial LLC is dually registered with the U.S. Securities & Exchange Commission (“SEC”) as an investment adviser and broker-dealer. Rockefeller & Co. is registered with the SEC as an investment adviser. Rockefeller Trust Company, N.A. is a national trust bank regulated by the Office of the Comptroller of the Currency, and The Rockefeller Trust Company (Delaware) is a limited purpose trust company regulated by the Office of the State Bank Commissioner of the State of Delaware.

This Code requires the Firm and its Supervised Persons to comply with the federal securities laws, and it fulfills the Firm’s obligations to its clients under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with respect to registered investment companies advised by Rockefeller & Co. LLC. The Code is intended to reflect the fiduciary principles that govern the conduct of the Firm and its Supervised Persons in those situations where the Firm acts as an investment advisor as defined under the Advisers Act and is providing investment advice to its clients.

This Code applies to Rockefeller’s Supervised Persons, which includes any:

•    partner, officer, director (or other person occupying a similar status or performing similar functions) or

• employee of Rockefeller or

• other person who provides investment advice on behalf of Rockefeller or

• any other person subject to Rockefeller’s supervision and control who the Legal & Compliance
Department determines is subject to the Code

Supervised Persons are not expected to know the details of each and every law governing the Firm’s business, but they are expected to be familiar with and comply with the Firm’s Code and its policies and procedures applicable to their respective business unit and job responsibilities. When in doubt about

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their compliance obligations, or about the propriety of any course of action, Supervised Persons should seek advice from their supervisors or the Firm’s Legal & Compliance Department.

All Supervised Persons should keep in mind that their behavior and activity reflect upon the Firm and that all Supervised Persons are responsible for protecting the Firm’s reputation.

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Certification of Compliance and Sanctions for Code Violations

The Firm’s Legal & Compliance Department will distribute the Firm’s Code and all Supervised Persons must acknowledge in writing that they have received, read, understood, and agree to comply with the Code upon commencement of employment, and thereafter annually and following any material change to the Code.

Compliance with the Code is a term of each Supervised Person’s employment.

If the Firm’s Legal & Compliance Department determines that a Supervised Person has violated the letter or the spirit of this Code of Ethics, the Firm may impose appropriate sanctions up to and including suspension or termination of employment.

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ACTING WITH INTEGRITY

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Obeying the Law and Reporting Code Violations

Rockefeller’s business is subject to extensive regulation. To ensure that the Firm maintains its reputation for the highest standards of ethical conduct, it is essential that the Firm and its Supervised Persons abide by both the letter and the spirit of all securities laws and regulations applicable to the Firm’s operations and business.

Supervised Persons should contact the Legal & Compliance Department if there is any doubt about what this Code or Firm policies require or about the applicable laws, rules and regulations associated with the Firm, or with any particular role or entity within the Firm.

In addition, Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or the federal securities laws, to the Firm’s Compliance Hotline.

The number for the Compliance Hotline is 212-549-5535.

Any Supervised Person who in good faith reports a possible violation of law, regulation, Firm policy, or this Code of Ethics, or any other suspected illegal or unethical behavior is protected from retaliation, harassment, or other adverse employment consequences as a result of such action.

The obligation to report suspected violations of the Code or other improper activity to the Firm does not prevent any Supervised Person from reporting possible violations of the law to the government or a regulator.

The Firm’s Whistleblower Policy contains a fuller description of the procedures in this area and should be consulted for additional information on how to report violations.

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Avoiding Conflicts of Interest

Conflicts of interest are inherent in large, diversified financial services companies, and may arise when there is an incentive to serve one’s own interest at the expense of another’s interest. Some examples of potential conflicts include:

• Supervised Person’s may earn greater compensation by recommending certain products

• A Supervised Person and a client may purchase and sell the same security

•    Outside Business Activities may dispose the Firm or a Supervised Person to recommend a particular security

Rockefeller has adopted policies and procedures designed to prevent and manage conflicts of interest.
Supervised Persons must follow these policies and procedures in order to eliminate and/or mitigate any conflicts.

In addition, Supervised Persons must be vigilant about whether their activities or relationships could create an actual or potential conflict of interest, or even the appearance of a conflict and must avoid those activities or relationships.

Where conflicts cannot be avoided, they must be disclosed to the Legal & Compliance Department through the Firm’s Compliance Reporting System so that the Legal & Compliance Department can review and manage the conflicts in an appropriate manner.

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Personal Securities Transactions

The Firm’s Personal Securities Transactions Policy is a key part of our commitment to eliminate conflicts of interest whenever possible and to effectively manage those conflicts that remain. As such the policy must be followed by all “Covered Persons” which includes all Rockefeller employees and all other Access Persons of Rockefeller Financial and Rockefeller & Co.1

The policy generally requires:

• brokerage account disclosure (including accounts of immediate family members, as defined in the
RCM Personal Securities Transactions Policy)

- certain categories of Covered Persons must maintain their accounts at Rockefeller

- other categories of Covered Persons must maintain their brokerage accounts at an
Approved Broker (as defined in the RCM Personal Securities Transactions Policy)

• provision of periodic holdings and transaction reports to the Firm

• pre-clearance of limited offerings

• pre-clearance of transactions for certain categories of Covered Persons

The Firm’s policy also includes limitations on trading certain types of securities and/or engaging in certain strategies.

Insider trading and trading ahead of a customer’s pending unexecuted order is prohibited.

In addition to the above trading limitations, Covered Persons are subject to the following prohibitions:

1 An Access Person is defined as a Supervised Person of an investment adviser who (1) has access to non-public information regarding any advisory client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any reportable fund (i.e., any fund advised by the Firm or whose investment advisor or principal underwriter controls the Firm, or is controlled or under common control with the Firm); or (2) is involved in making securities recommendations to advisory clients in advisory accounts, or has access to such recommendations that are non-public and for purposes of the RCM Personal Securities Transactions Policy includes associated persons of Rockefeller Financial as such term is defined by FINRA. Interns, temporary employees and/or contractors may, depending on the nature of their assignments and access levels, be designated by the Access Persons and subject to the Policy.

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Covered Persons may not borrow money or securities from any Firm client or lend money to any Firm client unless the client is a family member. If the client is not a family member of the Covered Person written approval is required by the Firm’s Legal & Compliance Department and the Covered Person’s direct supervisor.

Covered Persons may not participate in an account that includes clients who are not family members of the Covered Person without the prior written approval from the Legal & Compliance Department and the Covered Person’s direct supervisor.

If the Legal & Compliance Department discovers that a Covered Person is trading contrary to the standards set forth in the Firm’s personal securities trading policy, the Legal & Compliance Department will investigate the facts surrounding the transactions to determine whether a violation of the Firm’s policy has occurred and take any and all necessary action regarding the violation, up to and including termination of employment.

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Gifts and Entertainment

The Firm’s policy on gifts and entertainment is another part of our commitment to eliminate and effectively manage conflicts of interest.

The overriding principle is that Supervised Persons should not accept or offer inappropriate gifts, favors, entertainment, or other things of material value that could influence the recipient’s decision making. This means:

Supervised Persons may not accept or provide anything of value, including gifts, in excess of $100 per individual per year

Supervised Persons are prohibited from soliciting gifts or entertainment of any size or value under any circumstances either for themselves or for the Firm from a client, prospective client, or entity that does business or seeks to do business with the Firm

Supervised Persons are prohibited s from receiving any gifts or entertainment in connection with services provided for any specific ERISA plan. This includes servicing the plan as the broker of record, or if acting in a fiduciary capacity.

Supervised Persons are prohibited from accepting cash or cash equivalent gifts from a client, a prospect, or entity that does business with or seeks to do business with the Firm. Cash equivalent gifts include AMEX or VISA gift cards. Gift cards redeemable to a specific entity, such as a gift card to a restaurant or department store, are permitted.

Gifts must be valued at the higher of cost or market value, and the value of all gifts given to a particular person must be aggregated.

Gift giving for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth of a child or a bereavement gift) is not subject to the $100 restriction, but must be customary and reasonable, personal in nature, and not in relation to the business of the employer of the recipient.

De minimis items (e.g. pens, notepads, books)) or promotional items of a nominal value that display the firm’s logo are outside the gift rule. In order to qualify for the exclusion, the de minimis item/ promotional item must be valued substantially below the $100 limit. R&Co. considers de minimis and promotional items to be those items which have a value of no more than $50.00. Promotional items are items that have a prominent logo. Items above these thresholds are considered gifts and must be precleared and reported through the Personal Trading System.

Entertainment, such as occasional meals, or tickets to events when a Rockefeller Supervised Person is present, or other entertainment that is neither so frequent nor so extensive as to raise any question of

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propriety, is outside the gift rule. If a Rockefeller Supervised Person is not present, these are considered gifts.

Prior to giving, or promptly upon receiving, any gift or other item of value covered by this policy, Supervised Persons must provide written notice and obtain approval for the gift in the Firm’s Compliance Reporting System.

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Anti-bribery, US Foreign Corrupt Practices Act

Consistent with our commitment to conducting business in an honest and ethical manner at all times, no Supervised Person may offer inducements to employees or representatives of other institutions or foreign governmental or political officials to obtain business.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the payment of bribes to foreign officials to assist in obtaining or retaining business.

The FCPA applies to all US companies, and covers payments made directly or indirectly, including those made through third parties while knowing that all or part of the payment will be passed on to a foreign official.

A violation of the FCPA can have serious and damaging repercussions for both the Firm and any Supervised Person engaged in wrongdoing, including civil and criminal penalties as well as reputational damage to the Firm.

Accordingly, Supervised Persons are prohibited from (directly or indirectly) giving, promising, offering or authorizing payment of anything of value to any government official in order to obtain or keep business or to secure some other improper advantage.

Anti-corruption matters are not always clear and must often be addressed on a case-by-case basis. Where there is a question, Supervised Persons should consult the Legal & Compliance Department prior to taking action.

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Outside Business Activities

The Firm’s policy on outside business activities (“OBA’s”) is another part of our commitment to eliminate and effectively manage conflicts of interest.

Supervised Persons are prohibited from engaging in OBA’s that may interfere with their duties with the Firm or cause potential conflicts. OBA’s include any business enterprise, whether for compensation or not, that is outside the scope of the Supervised Person’s duties to the Firm.

Supervised Persons must provide written notice and obtain approval for any proposed OBA, through the Firm’s Compliance Reporting System prior to engaging in the activity.

An OBA may include, for example, employment outside the Firm, acting as an independent contractor, serving as a board member, officer, or partner of another entity, acting as a finder, receiving compensation for services outside the Firm and even renting out one’s house. An activity may be an outside business activity even if you receive no compensation.

In reviewing requests, the Firm will consider at minimum if the OBA will (i) interfere or compromise the individual’s responsibilities to the Firm (ii) create confusion as to whether such activities are being offered as part of the Firm’s activities, (iii) require the Firm to supervise such activities.

Supervised Persons, at the time of hire and annually thereafter, must complete a certification that identifies all of their current OBAs. Failure to notify and obtain written approval from the Legal & Compliance Department before engaging in an OBA could result in disciplinary action.

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Political Contributions

U.S. federal, state and local laws restrict personal political contributions by employees of financial services firms. The laws are designed to discourage investment firms and their employees from improperly obtaining government business through political contributions or fundraising, and they provide for strict liability. This means that inadvertent violations have the same impact as knowing or reckless violations.

By way of example, a contribution to an official in a position to steer pension plan business to the Firm (or a solicitation of another person to make a contribution) could result in the Firm being barred from such business for a full two years after the contribution is made.

Because of the significant risk associated with political contributions, the Firm has implemented a pre- clearance requirement for political contributions, a disclosure form upon hire (disclosing any political contributions made in the prior two years), and an annual certification of compliance with the Firm’s Political Contributions Policy.

Supervised Persons may not engage in any activity indirectly which, if done directly, would result in a violation of the Firm’s Political Contributions Policy.

The Firm’s policies on this topic contain a fuller description of the requirements in this area and should be consulted prior to making a political contribution or otherwise engaging in political activity.

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COMPLIANCE WITH THE LAW

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Cooperation with Regulators

The Firm is committed to cooperating fully with law enforcement, other government authorities and regulatory organizations in accordance with applicable laws and regulations and with due consideration for the privacy of our customers.

Any Supervised Person who receives a written or oral request for information from the government or regulatory agency must immediately refer the matter to the Legal & Compliance Department.

The above obligation does not limit the right of any Supervised Person to report to the government or a regulatory agency conduct the Supervised Person believes to be in violation of the law or other regulation.

Supervised Persons must cooperate and provide truthful and complete information in connection with any internal or external investigation or request for information and must immediately report to their supervisor if they are subject to any external investigation.

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Complaints

Supervised Persons must promptly report to their supervisor all written and verbal complaints.

A complaint is any statement transmitted orally or in writing by mail, email, or otherwise, that alleges specific inappropriate conduct by the Firm or a Supervised Person. While observations about market conditions or an account’s performance may not be complaints, Supervised Persons should consult with the Legal & Compliance Department if there is any question as to whether a communication could be defined or considered as a complaint.

Failure to report a complaint will be cause for corrective action, up to and including dismissal.

No Supervised Person may accept any offer of settlement, or actual settlement, without the express written approval of the Legal & Compliance Department.

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Required Disclosures

Supervised Persons are responsible for promptly notifying their supervisor if they are involved in or become aware of certain reportable events. This obligation is ongoing during employment with the Firm.

Changes requiring notification to a supervisor include, for example, findings of violations of securities laws or FINRA rules, certain written customer complaints, certain criminal, civil or regulatory actions, and certain disciplinary actions taken by the Firm.

Supervisors must notify the Legal & Compliance Department which will be responsible for taking appropriate action, including filing any necessary updates with FINRA.

Supervised Persons who are unsure about whether to disclose an event should consult their supervisor and the Legal & Compliance Department.

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Anti-Money Laundering

It is the Firm’s policy to assist in the prevention of money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities.

Supervised Persons are responsible for reviewing and understanding their roles and responsibilities with respect to the Firm’s Anti-Money Laundering (“AML”) program. This includes, but is not limited to:

Know Your Customer → following Firm procedures regarding customer identification during onboarding

Escalation → reporting potentially suspicious activity that could indicate money laundering or other criminal activity.

Any unusual or suspicious activity must be reported immediately to AML Compliance. Examples of red flags of unusual or suspicious activity by customers include but are not limited to the following: penny stock transactions, unusual wire activity or transfers to/from high-risk geographic locations, unusual trading patterns, activities with no apparent business purpose, or other types of suspicious activity

AML Training → completion of all required Firm AML training and annual certification of compliance

Violations of the Firm’s AML program may result in disciplinary action, up to and including dismissal. Supervised Persons should also be aware that the participation in or facilitation of money laundering, even unintentionally, could result in civil and criminal penalties against Supervised Persons and the Firm.

Supervised Persons should consult the Firm’s AML policies for a more detailed description of AML requirements.

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Anti-Tax Evasion

Supervised Persons must maintain accurate tax records on behalf of their clients and are prohibited from engaging in any activities that would assist a client in committing tax evasion.

Supervised persons should be vigilant and promptly report to the Legal & Compliance Department any violations, potential violations, or conduct that appears to be tax evasion or concealment of information from tax authorities.

Questions about whether a particular act or request constitutes tax evasion should be raised with a supervisor or the Legal & Compliance Department at the earliest possible stage.

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Books and Records

To conduct its business successfully and to meet legal and regulatory requirements Rockefeller requires complete and accurate books and records of its business activities.

The Firm has policies and procedures, including specific retention periods, designed to comply with these requirements.

Supervised Persons are responsible for maintaining the integrity of their records and must adhere to all applicable Firm policies and procedures.

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SAFEGUARDING INFORMATION

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Protection of Material Non-Public Information

It is unlawful to trade on the basis of material non-public information or to disclose such information to others who may profit from it.

Accordingly, Supervised Persons must never under any circumstances (1) trade in the stock or securities of a company while in possession of material, non-public information about the company or (2) “tip” others to trade on the basis of such information.

In addition, Supervised Persons must promptly contact the Legal & Compliance Department if they believe they have come into possession of material non-public information.

Generally speaking, information is considered to be material if a reasonable investor would consider it important in making a decision to buy, hold or sell a security, and it is considered non-public if it has not been disseminated broadly in the marketplace (i.e., it has not yet been absorbed into the price of the security).

Examples of information that are generally considered “material” include, but are not limited to:
•    Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations
• Important new products or services
• Pending or contemplated acquisitions or dispositions
• Possible management changes or changes of control

Material non-public information may come from any source, including clients of the Firm, third-party research providers and portfolio companies. Supervised Persons should inquire about the basis for any recommendations or information they receive and should consult with the Legal & Compliance Department if there is any appearance that the recommendations or information are based on material non-public information.

Insider trading is a serious matter that can carry severe civil or criminal penalties for both the Supervised
Person and the Firm.

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PROTECTION OF CONFIDENTIAL INFORMATION

Supervised Persons have a duty to protect the security and confidentiality of customer information and confidential Firm information.

As a general rule, such information should never be communicated to anyone outside of the Firm.
Moreover, client information should be handled with discretion inside the Firm and should only be communicated to Firm Supervised Persons who need to know that information.

Supervised Persons should not:

•    Access confidential information pertaining to the Firm or its clients unless the Supervised Person requires the information to perform his or her job duties and is authorized to access the information,

•    Communicate or transmit confidential information outside the Firm to personal accounts or unapproved devices, or

•    Discuss or display confidential information in public places or where the Supervised Person may be overheard by third parties.

The responsibility to protect the Firm’s confidential information continues even after Supervised Persons have left the Firm. In addition, Supervised Persons should not share confidential information from a prior employer with Rockefeller.

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Cybersecurity

The Firm’s business is dependent to a great extent on digital technology to process its business and interface with clients. To mitigate the risk associated with the use of digital technology, the Firm maintains a framework of safeguards to prevent, detect, and respond to cyber threats. Supervised Persons share responsibility with the Firm for protecting customer information and the Firm from cyber threats.

Supervised Persons must comply with the Firm’s data protection policies and procedures and may not:

•    Access confidential information remotely except through devices that have appropriate Firm- approved security and software
• Use Wi-Fi that is not password protected to access confidential information
• Share their Rockefeller username or passwords with others
•    Access a client’s Rockefeller account or any client’s external, third-party account using the client’s own unique identifying information, even if the client has provided authorization for such access.

Many states have enacted security breach notification laws that require the reporting of security breaches to regulatory agencies and affected customers.

In the event of a breach or other cybersecurity-related incident, Supervised Persons must immediately report the incident to the Legal & Compliance Department, which will determine the appropriate course of action regarding any applicable notification requirements.

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COMMUNICATING RESPONSIBLY

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Communications with the Public

Supervised Persons may be invited or wish to participate in lectures, panel discussions, seminars and media appearances where the Supervised Person may be called upon to provide general investment advice or information about the Firm.

Before participating in any public forum as a representative of the Firm or responding to any media inquiries relating to or regarding investing Supervised Persons must obtain approval from The Legal & Compliance Department.

Supervised Persons should also be sure that any information or materials disseminated to the public are professional, accurate, balanced, complete, and not misleading in any way.

Supervised Persons who participate in a public forum as representatives of the Firm are prohibited from recommending any specific security unless that security is currently recommended by the Firm. In situations where a Supervised Person is asked his/her opinion on the investment merits of a security not currently recommended by the Firm, the Supervised Person should disclose that any opinion given regarding the security is his/her own and not necessarily that of the Firm.

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Electronic Communications and Social Media

Electronic Communications

•    Supervised Persons must exercise caution when communicating electronically, as electronic communications generally are not secure means of transmitting private, confidential, or sensitive information and are subject to recordkeeping and other regulatory requirements.

•    Supervised Persons are prohibited from using personal electronic communications (e.g., text or email) to conduct Firm business and must use only approved devices and applications for Firm business.

• Instant Messaging may not be used for business purposes

•    Inappropriate communications (profanity, obscenity, threats, or otherwise offensive conduct) are prohibited.

•    Electronic communications are reviewed and monitored by the Firm and Supervised Persons should have no expectation of privacy in such communications.

Social Media

•    Supervised Persons may not use social media for business purposes without prior authorization from their supervisor.

The social media platforms approved for business communications are: LinkedIn, Facebook, Instagram, and Twitter

If the Supervised Person is active on the social media site (expressing a view, promoting content, etc.) the Supervised Person’s account must be registered with the Firm’s Compliance Reporting System.

•    When using social media in their personal capacity, Supervised Persons must exercise good judgment and use care with respect to any content posted, and may not:

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Communicate in a manner that might lead a third party to believe they are speaking on behalf of the Firm

Make investment recommendations, provide performance information, promote particular services, solicit new clients or provide testimonials.

Identify themselves as Rockefeller employees on their personal social media sites (but Supervised Persons may indicate their job title and employment status with the Firm on their professional networking page).

Violations of these policies may result in disciplinary action, up to and including termination. Supervised Persons should consult the Firm’s policies on electronic communications and social media for further details and should direct questions to the Legal & Compliance Department.

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WORKPLACE EXPECTATIONS

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Discrimination and Harassment

Respect for all people is a cornerstone value of Rockefeller Capital Management.

Discrimination and/or harassment will not be tolerated.

All forms of discrimination based on race, religion, sex, gender, sexual orientation, gender identity or expression, national origin, citizenship, age, military or veteran status, marital or partnership status, caregiver status, legally recognized disability or any other basis protected by law are prohibited.

Prohibited “harassment” includes, but is not limited to, verbal abuse, offensive jokes, intimidating or hostile acts, unwelcome proselytizing of religious beliefs, and displaying or distributing offensive writings, videos, graffiti, pictures or any other materials. Prohibited “sexual harassment” includes, but is not limited to, unwanted sexual advances, propositions, or sexual comments.

The Firm’s Human Capital policies set forth a detailed complaint procedure for employees who have experienced discrimination or harassment. Under certain laws, the failure to use that procedure may affect the right to pursue legal action.

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Diversity and Inclusion

Rockefeller embraces diversity and selects, promotes, and otherwise treats its employees on the basis of their ability to contribute to the organization.

Rockefeller is committed to:

•    Cultivating and sustaining a business model and corresponding culture that values the perspectives, ideas, and contributions of employees of all backgrounds

• Listening to and serving the differentiated needs and values of our current and future clients

• Embracing and engaging with the communities where we live and serve

Name of Policy:	Rockefeller Capital Management Code of Ethics
Department:	Legal & Compliance Department
Policy Owner:	Billy Fenrich
Policy Applies To:	All Rockefeller Capital Management Employees
Date Updated:	July 2021